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                          SECURITIES PURCHASE AGREEMENT

                            DATED AS OF JULY 12, 2002

                                 BY AND BETWEEN

                            MOBILE PET SYSTEMS, INC.,

                                  IVAN BRADBURY

                                       AND

                      INTEGRATED HEALTHCARE MANAGEMENT S.A.







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                                TABLE OF CONTENTS

                                                                            PAGE
                                                                             NO.


ARTICLE I        PURCHASE AND SALE OF COMMON SHARES AND WARRANTS..............1

     1.01     Purchase Price..................................................1
     1.02     Closing.........................................................1
     1.03     Restrictive Legend..............................................1
     1.04     Use of Proceeds.................................................2

ARTICLE II       REPRESENTATIONS AND WARRANTIES OF THE COMPANY................2

     2.01     Organization and Qualification..................................2
     2.02     Authority.......................................................3
     2.03     Capital Stock...................................................3
     2.04     No Conflicts; Approvals and Consents............................4
     2.05     SEC Reports and Financial Statements............................5
     2.06     Absence of Certain Changes or Events............................5
     2.07     Legal Proceedings...............................................5
     2.08     Compliance with Laws and Orders.................................6
     2.09     Compliance with Agreements; Certain Agreements..................6
     2.10     Affiliate Transactions..........................................6
     2.11     Disclosure......................................................6
     2.12     Securities Law Matters..........................................7
     2.13     Brokers and Finders.............................................7
     2.14     Taxes...........................................................7
     2.15     Environmental Matters...........................................7
     2.16     Absence of Certain Business Practices...........................8
     2.17     Labor Relations; Suppliers, Distributors and Customers..........8
     2.18     Prior Issuances.................................................8

ARTICLE III      REPRESENTATIONS AND WARRANTIES OF PURCHASER AND IHM..........9

     3.01     Representations and Warranties of Purchaser.....................9
     3.02     Representations and Warranties of IHM..........................10

ARTICLE IV       ADDITIONAL AGREEMENTS OF THE PARTIES........................11

     4.01     Taking of Necessary Action.....................................11
     4.02     Conduct of Business............................................11
     4.03     Financial Statements and Other Reports.........................12
     4.04     Access.........................................................12
     4.05     Lost, Stolen, Destroyed or Mutilated Securities................13
     4.06     Board Representation...........................................13
     4.07     Right of First Refusal.........................................14
     4.08     Preemptive Rights..............................................16




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                                TABLE OF CONTENTS
                                   (continued)

                                                                            PAGE
                                                                             NO.
ARTICLE V        CONDITIONS OF CLOSING........................................17

     5.01     Conditions of Purchase at Closing...............................17
     5.02     Conditions of Sale at Closing...................................18

ARTICLE VI       DEFINITIONS..................................................19

     6.01     Definitions.....................................................19

ARTICLE VII      MISCELLANEOUS................................................23

     7.01     Survival of Representations, Warranties, Covenants and
                Agreements....................................................23
     7.02     Notices.........................................................23
     7.03     Entire Agreement; Amendment.....................................24
     7.04     Indemnification.................................................24
     7.05     Expenses........................................................25
     7.06     Public Announcements............................................26
     7.07     Waiver..........................................................26
     7.08     No Assignment; Binding Effect...................................26
     7.09     Headings........................................................26
     7.10     Governing Law...................................................26
     7.11     Consent to Jurisdiction.........................................26
     7.12     Counterparts....................................................27

Exhibit A     Instructions for Payment of Purchase Price
Exhibit B     Legal Opinion
Exhibit C     Registration Rights Agreement
Exhibit D     Warrant Agreement
Exhibit E     Preferred Stock Repurchase Agreement
Exhibit F     Share Purchase Agreement for The London PET Centre Limited and
              Mobile P.E.T. Leasing Limited




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         This SECURITIES PURCHASE AGREEMENT dated as of July 12, 2002 is made and entered into by and between Mobile PET Systems, Inc., a Delaware corporation (the "Company"), Ivan Bradbury ("Purchaser") and Integrated Healthcare Management S.A. ("IHM"). Capitalized terms not otherwise defined herein have the meanings set forth in Section 6.01.

         WHEREAS, the Company desires to sell, and the Purchaser desires to buy, in an offering exempt from registration pursuant to Section 4(2) of the Securities Act of 1933, as amended (the "Securities Act"), Rule 506 of the rules and regulations promulgated under the Securities Act, and applicable state securities laws (the "Offering") (i) 10,000,000 shares of the Company's common stock, par value $.0001 per share (the "Common Stock") and (ii) warrants to purchase 3,000,000 shares of the Company's Common Stock (the "Warrants") at a price per share equal to 80% of the average of the daily closing sale prices of the Common Stock on the OTC Bulletin Board for the five consecutive trading days immediately prior to the Closing Date.

         WHEREAS, the shares of Common Stock being purchased for by Purchaser hereunder are hereinafter referred to as the "Common Shares" and the shares of Common Stock issuable upon exercise of the Warrants being purchased by Purchaser hereunder are hereinafter referred to as the "Warrant Shares".

         NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

                                   ARTICLE I
                 PURCHASE AND SALE OF COMMON SHARES AND WARRANTS

         1.01 Purchase Price. The aggregate purchase price for the Common Shares and the Warrants is U.S. $6,000,000 (the "Purchase Price"). On the Closing Date, Purchaser shall pay the Purchase Price in accordance with the directions set forth in Exhibit A.

         1.02 Closing. The Closing will take place at the offices of Seltzer Caplan McMahon Vitek, 750 B Street, Suite 210, San Diego California, or such other place as the parties hereto otherwise agree, following the Company's satisfaction of all of the conditions set forth in Section 5.01 and the Purchaser's satisfaction of all of the conditions set forth in Section 5.02, but in no event later than July 31, 2002 (the "Closing Date"). At the Closing, the Purchaser will pay to the Company the Purchase Price and the Company will deliver to Purchaser (a) an agreement representing the number of Warrants purchased by Purchaser (the "Warrant Agreement") and (b) a certificate or certificates representing the Common Shares purchased by Purchaser (the "Share Certificates").

         1.03 Restrictive Legend. Each Share Certificate, the Warrant Agreement and each Warrant Share certificate issued by the Company will bear a legend in the following terms:

     "THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR APPLICABLE STATE OR FOREIGN SECURITIES LAWS,


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     AND ACCORDINGLY, SUCH SECURITIES MAY NOT BE TRANSFERRED, SOLD OR OTHERWISE
     DISPOSED OF EXCEPT IN COMPLIANCE WITH THE REGISTRATION OR QUALIFICATION PROVISIONS OF APPLICABLE FEDERAL, STATE AND FOREIGN SECURITIES LAWS OR APPLICABLE EXEMPTIONS THEREFROM."

All of the restrictions imposed by this Section 1.03 upon the transferability of the Common Shares, Warrants and Warrant Shares shall cease and terminate as to any particular Common Share, Warrant or Warrant Share when such Common Shares, Warrants or Warrant Shares shall have been effectively registered under the Securities Act and applicable state securities laws and sold by the holder thereof in accordance with such registration or sold under and pursuant to Rule 144 or is eligible to be sold under and pursuant to paragraph (k) of Rule 144. Whenever the restrictions imposed by this Section 1.03 shall terminate as to any Common Share, Warrant or Warrant Share as hereinabove provided, the holder thereof shall be entitled to receive from the Company, without expense, a new certificate evidencing such Common Share, Warrant or Warrant Share not bearing the restrictive legend otherwise required to be borne by a certificate evidencing such Common Share, Warrant or Warrant Share; provided that the Company may require an opinion of counsel reasonably satisfactory to it to the effect that no legend is required under the Securities Act and applicable state securities laws or foreign securities laws.

         1.04 Use of Proceeds. The Company shall use the net proceeds received from the sale of the Common Shares and the Warrants to redeem the outstanding shares of Preferred Stock (as defined in Section 2.03 below) and for general corporate purposes.

                                   ARTICLE II
                  REPRESENTATIONS AND WARRANTIES OF THE COMPANY

         Except as set forth in a letter delivered by the Company to Purchaser on the date hereof (the "Disclosure Letter"), the Company hereby represents and warrants to Purchaser as follows:

         2.01 Organization and Qualification. Each of the Company and its Subsidiaries (listed in the Disclosure Letter) is a corporation, limited liability company or other entity duly organized, validly existing and in good standing under the Laws of its jurisdiction of organization, and has all requisite organizational power and authority to conduct its business as and to the extent now conducted and to own, use and lease its Assets and Properties, except for such failures to be in good standing or to have such power and authority which, individually or in the aggregate, are not having a Material Adverse Effect on the Company and its Subsidiaries taken as a whole. Each of the Company and its Subsidiaries is duly qualified, licensed or admitted to do business and is in good standing in each jurisdiction in which the ownership, use or leasing of its Assets and Properties, or the conduct or nature of its business, makes such qualification, licensing or admission necessary, except for such failures to be so qualified, licensed or admitted and in good standing which, individually or in the aggregate, are not having a Material Adverse Effect on the Company and its Subsidiaries taken as a whole. The Company does not directly or indirectly own any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for, any equity or similar interest in, any corporation, limited liability company, partnership, joint venture or other business association or entity. The Company has previously delivered to Purchaser correct and complete copies of its Certificate of

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Incorporation and Bylaws (or other comparable charter or organizational documents) of the Company and each of its Subsidiaries.

         2.02 Authority. The Company has the requisite corporate power and authority to execute and deliver this Agreement, the Registration Rights Agreement and the Warrant Agreement and to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance by the Company of this Agreement, the Registration Rights Agreement and the Warrant Agreement and the consummation by the Company of the transactions contemplated hereby and thereby have been duly and validly approved by the Board of Directors of the Company. No other corporate proceedings on the part of the Company or its stockholders are necessary to authorize the execution, delivery and performance by the Company of this Agreement, the Registration Rights Agreement and the Warrant Agreement and the consummation by the Company of the transactions contemplated hereby and thereby. Each of this Agreement, the Registration Rights Agreement and Warrant Agreement has been duly and validly executed and delivered by the Company and constitutes the valid and binding obligation of the Company enforceable against the Company in accordance with their respective terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting the enforcement of creditors' rights generally and by general equitable principles (regardless of whether such enforceability is considered in a proceeding in equity or at Law). The Common Shares, when issued in accordance with this Agreement, and the Warrant Shares, when issued upon exercise of the Warrants, will be duly authorized, validly issued, fully paid and non-assessable.

         2.03 Capital Stock. (a) The authorized capital stock of the Company consists solely of 90,000,000 shares of Common Stock and 10,000,000 shares of preferred stock, par value $0.0001 per share ("Preferred Stock"). As of June 30, 2002, (i) 44,966,267 shares of Common Stock were issued and outstanding, (ii) 11,270,041 shares were reserved for issuance upon the exercise of outstanding warrants, (iii) 8,000,000 shares were reserved for issuance under the Company's stock option plans, of which options to purchase 4,725,417 shares were outstanding, and (iv) no shares were reserved for issuance upon the exercise of other options. As of the date hereof, 50 shares of Preferred Stock are issued and outstanding. Except as contemplated by Sections 5.01(d) and (e) hereof, since such date there has been no change in the number of issued and outstanding shares of Common Stock or Preferred Stock. All of the issued and outstanding shares of Common Stock and Preferred Stock and, except for the Preferred Stock to be repurchased pursuant to Section 5.01(d) hereof, all shares of Common Stock reserved for issuance will be, upon issuance in accordance with the terms specified in the instruments or agreements pursuant to which they are issuable, duly authorized, validly issued, fully paid and nonassessable. Except as contemplated by this Agreement, there are no outstanding subscriptions, options, warrants, rights (including "phantom" stock rights), preemptive rights or other contracts, commitments, understandings or arrangements, including any right of conversion or exchange under any outstanding security, instrument or agreement (together, "Options"), obligating the Company or any of its Subsidiaries to issue or sell any shares of capital stock of the Company or of any Subsidiary or to grant, extend or enter into any Option with respect thereto.



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         (b) All of the outstanding shares of capital stock or other ownership interest of each Subsidiary of the Company are duly authorized, validly issued, fully paid and nonassessable and are owned, beneficially and of record, by the Company or a Subsidiary wholly owned, directly or indirectly, by the Company, free and clear of any Liens. There are no (i) outstanding Options obligating the Company or any of its Subsidiaries to issue or sell any shares of capital stock of any Subsidiary of the Company or to grant, extend or enter into any such Option or (ii) voting trusts, proxies or other commitments, understandings, restrictions or arrangements in favor of any person other than the Company or a Subsidiary wholly owned, directly or indirectly, by the Company with respect to the voting of or the right to participate in dividends or other earnings on any capital stock of any Subsidiary of the Company.

         (c) Except as provided for in the agreements and instruments pertaining to the outstanding Preferred Stock, there are no outstanding contractual obligations of the Company or any Subsidiary of the Company to repurchase, redeem or otherwise acquire any shares of Common Stock or any capital stock of any Subsidiary of the Company or to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any Subsidiary of the Company or any other person.

         2.04 No Conflicts; Approvals and Consents. The execution and delivery by the Company of this Agreement, the Registration Rights Agreement and the Warrant Agreement and the performance by the Company of its obligations hereunder and thereunder and the consummation of the transactions contemplated hereby and thereby, will not:

         (a) conflict with or result in a violation or breach of any of the terms, conditions or provisions of the certificate of incorporation or by-laws (or other comparable charter or organizational document) of the Company or any Subsidiary;

         (b) conflict with or result in a violation or breach of any terms or provision of any Law or Order applicable to the Company or its Assets and Properties (other than such conflicts, violations or breaches which do not in the aggregate have a Material Adverse Effect on the Company and its Subsidiaries taken as a whole or on the ability of the Company to consummate the transactions contemplated hereby);

         (c) except as do not, individually or in the aggregate, have a Material Adverse Effect on the Company and its Subsidiaries taken as a whole or on the ability of the Company to consummate the transactions contemplated hereby, (i) conflict with or result in a violation or breach of, (ii) constitute (with or without notice or lapse of time or both) a default under, (iii) require the Company to obtain any consent, approval or action of, make any filing with or give any notice to any Person as a result or under the terms of, or (iv) result in the creation or imposition of any Lien upon the Company or any of its Assets or Properties under, any contract or License to which the Company is a party or by which any of its Assets and Properties is bound; or

         (d) require any consent, approval or action of, filing with or notice to any Governmental or Regulatory Authority or other public or private third party under any of the terms, conditions or provisions of any Law or Order of any Governmental or Regulatory Authority or any contract to which the Company or any of its Subsidiaries is a party or by which


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the Company or any of its Subsidiaries or any of their respective Assets or
Properties is bound for the execution and delivery of this Agreement by the Company, the performance by the Company of its obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby, other than such consents, approvals, actions, filings and notices which the failure to make or obtain, as the case may be, individually or in the aggregate, do not have a Material Adverse Effect on the Company and its Subsidiaries taken as a whole or on the ability of the Company to consummate the transactions contemplated hereby.

         2.05 SEC Reports and Financial Statements. The Company has delivered to Purchaser, prior to the execution of this Agreement, a true and complete copy of each of the Company SEC Reports filed since June 30, 2001, which are all the documents (other than preliminary material) that the Company and its Subsidiaries were required to file with the SEC since such date. As of their respective dates, the Company SEC Reports (i) complied as to form in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and (ii) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The audited consolidated financial statements and unaudited interim consolidated financial statements (including, in each case, the notes, if any, thereto) included in such Company SEC Reports (the "Company Financial Statements") complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto, were prepared in accordance with GAAP, except as may be indicated therein or in the notes thereto and except with respect to unaudited statements as permitted by Form 10-QSB of the SEC, and, as of the respective dates thereof, fairly presented (subject, in the case of the unaudited interim financial statements, to year-end audit adjustments), in all material respects, the consolidated financial position of the Company and its consolidated subsidiaries as at the respective dates thereof and the consolidated results of their operations and cash flows for the respective periods then ended. The Common Stock has been registered under the Exchange Act for at least 12 months, and the Company has timely filed all required reports under the Exchange Act since June 30, 2001.

         2.06 Absence of Certain Changes or Events. (a) Since April 1, 2002, there has not been any change, event or development having, individually or in the aggregate, a Material Adverse Effect on the Company and its Subsidiaries taken as a whole, and (b) between April 1, 2002 and the date hereof, the Company and its Subsidiaries have conducted their respective businesses only in the ordinary course consistent with past practice.

         2.07 Legal Proceedings. (a) There are no Actions or Proceedings pending or, to the Knowledge of the Company, threatened against, relating to or affecting, nor to the Knowledge of the Company are there any Governmental or Regulatory Authority investigations or audits pending or threatened against, relating to or affecting, the Company or any of its Subsidiaries or any of their respective Licenses, Assets and Properties which, individually or in the aggregate, have a Material Adverse Effect on the Company and its Subsidiaries taken as a whole or on the ability of the Company to consummate the transactions contemplated hereby, and (b) neither the Company nor any of its Subsidiaries is subject to any continuing Order of any Governmental or Regulatory Authority which, individually or in the aggregate, have a Material Adverse Effect on the Company and its Subsidiaries taken as a whole or on the ability of the Company to consummate the transactions contemplated by this Agreement.



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         2.08 Compliance with Laws and Orders. The Company and its Subsidiaries hold all Licenses for the lawful conduct of their respective businesses, except for failures to hold such Licenses which, individually or in the aggregate, are not having a Material Adverse Effect on the Company and its Subsidiaries taken as a whole. The Company and its Subsidiaries are in compliance with the terms of such Licenses, except failures so to comply which, individually or in the aggregate, are not having a Material Adverse Effect on the Company and its Subsidiaries taken as a whole. The Company and its Subsidiaries are not in violation of or default under any Law or Order of any Governmental or Regulatory Authority, except for such violations or defaults which, individually or in the aggregate, are not having a Material Adverse Effect on the Company and its Subsidiaries taken as a whole.

         2.09 Compliance with Agreements; Certain Agreements. (a) Neither the Company nor any of its Subsidiaries is in breach or violation of, or in default in the performance or observance of any term or provision of, and no event has occurred which, with notice or lapse of time or both, could be reasonably expected to result in a default under, (i) the Certificate of Incorporation or Bylaws, or other comparable charter or other organizational documents, of the Company or any of its Subsidiaries or (ii) any contract to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries or any of their respective assets or properties is bound, except in the case of clause (ii) for breaches, violations and defaults which, individually or in the aggregate, do not have a Material Adverse Effect on the Company and its Subsidiaries taken as a whole.

         (b) Except as provided for in this Agreement, as of the date hereof, neither the Company nor any of its Subsidiaries is a party to any oral or written (i) consulting agreement not terminable on thirty (30) days' or less notice, (ii) union or collective bargaining agreement, (iii) agreement with any executive officer or other key employee of the Company or any of its Subsidiaries the benefits of which are contingent or vest, or the terms of which are materially altered, upon the occurrence of a transaction involving the Company or any of its Subsidiaries of the nature contemplated by this Agreement,
(iv) agreement with respect to any executive officer or other key employee of the Company or any of its Subsidiaries providing any term of employment or compensation guarantee, or (v) agreement or plan, including any stock option, stock appreciation right, restricted stock or stock purchase plan, any of the benefits of which will be increased, or the vesting of the benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement.

         2.10 Affiliate Transactions. No officer, director or shareholder of the Company has any interest (other than as a shareholder of the Company) in any property, real or personal, tangible or intangible, including without limitation intellectual property, used in or pertaining to the business of the Company.

         2.11 Disclosure. Neither this Agreement, the Registration Rights Agreement nor the Warrant Agreement nor any certificate or disclosure statement delivered by or on behalf of the Company prior to the date hereof, nor any other written materials delivered by the Company to Purchaser prior to the date hereof in connection with the transactions contemplated hereby or thereby as of the date thereof contained any untrue statement of a material fact or omitted to state a material fact necessary in order to make the statements contained herein and therein, in light of the circumstances under which they were made, not misleading. There are no facts known to the Company existing as of the date hereof that would cause any of the materials delivered by Company to Purchaser prior to the date hereof in connection with the transactions contemplated hereby or thereby to contain an untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein, in light of the circumstances under which they were made, not misleading.

         2.12 Securities Law Matters. Subject to the truth and accuracy of the representations and warranties made by Purchaser in Section 3.01(d) hereof, neither the Company nor any of its Affiliates or any other Person authorized to act and acting on their behalf has, in connection with the offer and sale of the Common Stock and Warrants hereunder, engaged in (i) any form of general solicitation or general advertising (as those terms are used within the meaning of Rule 502(c) under the Securities Act), (ii) any action involving a public offering within the meaning of Section 4 of the Securities Act, or (iii) any action that would require the registration under the Securities Act of the offering and sale of the Common Stock pursuant to this Agreement or that would violate applicable state securities or "blue sky" laws. The Company has not made and will not make, directly or indirectly, any offer or sale of Common Stock and Warrants of the same or similar classes as the Common Stock and Warrants if, as a result of such offer or sale, the offer and sale of the Common Stock and Warrants contemplated hereby could fail to be entitled to exemption from the registration requirements of the Securities Act. As used herein, the terms "offer" and "sale" have the meanings specified in Section 2(3) of the Securities Act.

         2.13 Brokers and Finders. Neither the Company nor any of its officers, directors, Affiliates, employees or agents has utilized any broker, finder placement agent or financial advisor or incurred any liability for any fees or commissions in connection with any of the transactions contemplated hereby or by the Registration Rights Agreement or the Warrant Agreement.

         2.14 Taxes. Each of the Company and each Subsidiary has filed all federal, state and local income and franchise tax returns which are required to be filed and all such tax returns are correct and complete in all material respects. Each of the Company and each Subsidiary has paid all taxes shown thereon to be due and all other taxes and assessments known to the Company to be payable by it, except to the extent the same have become due and payable but are not yet delinquent or to the extent the same are being contested in good faith. To the extent that material tax liabilities and assessments have accrued but have not yet become payable, such tax liabilities have, in all material respects, been adequately reflected as liabilities on the books of the Company and its Subsidiaries and adequate reserves have, in all material respects, been established for the payment thereof. To the Company's knowledge, there exists no dispute with the Internal Revenue Service with respect to the consolidated Federal Income Tax Returns of the Company or any Subsidiary. The Company is not subject to any audit by any Governmental or Regulatory Authority with regard to any tax nor, to the Company's knowledge, has any Governmental Entity or Regulatory Authority asserted against the Company or any Subsidiary any liability for any tax due and payable, but not paid.

         2.15 Environmental Matters. The ownership or use of the Assets and Properties of the Company and its Subsidiaries, the occupancy and operation thereof, and the

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conduct of its business are in compliance in all material respects with all applicable federal, state and local laws, ordinances, regulations, standards and requirements relating to safety, health, pollution, environmental protection, hazardous substances, zoning and related matters. To the knowledge of the Company, there is no material liability attaching to such premises or assets or the ownership or operation thereof as a result of any hazardous substance that may have been discharged on or released from such premises, or disposed of on-site or off-site, or any other circumstance occurring prior to the Closing or existing as of the Closing. For purposes hereof, "hazardous substances" shall mean oil or any other substances that is included within the definition of "hazardous substance," "pollutant," "toxic substance," "toxic waste," "hazardous waste," "contaminant" or other words of similar import in any federal, state or local environmental law, ordinance or regulation.

         2.16 Absence of Certain Business Practices. Neither the Company nor any Subsidiary, nor to the Company's knowledge, any officer or director purporting to act on behalf of the Company or any Subsidiary has at any time: (i) made any contributions to any candidate for political office, or failed to disclose fully any such contributions, in violation of law, (ii) made any payment of funds to, or received or retained any funds from, any state, federal or foreign governmental officer or official, or other person charged with similar public or quasi-public duties, other than payments required or allowed by Law, (iii) violated or is in violation of any provision of the Foreign Corrupt Practices Act of 1977, (iv) made any bribe, rebate, payoff, influence payment, kickback or other unlawful payment or (iv) engaged in any material transaction, maintained any bank account or used any material amount of corporate funds except for transactions, bank accounts and funds which have been and are reflected in the normally maintained books and records of the Company and its Subsidiaries.

         2.17 Labor Relations; Suppliers, Distributors and Customers. No dispute involving employees of the Company or its Subsidiaries or the relationship between the Company or its Subsidiaries and their employees has resulted in, or, to the knowledge of the Company, could reasonably be expected to result in any Material Adverse Effect. The relationship with the suppliers to and distributors for and customers of the Company or its Subsidiaries are satisfactory commercial working relationships and, during the 12-month period ended on the Closing Date, no such supplier, distributor or customer has cancelled or otherwise terminated its relationship with or decreased its services, supplies or materials to or its usage or purchase of the services or products of the Company or its Subsidiaries in manner which has resulted in, or could reasonably be expected to result in, a Material Adverse Effect. The Company is not aware of any such supplier, distributor or customer planning to take any such action.

         2.18 Prior Issuances. All issuances and sales of capital stock of the Company prior to the date hereof were registered under the Securities Act or were issued under circumstances which, based upon the reasonable belief of the Company and on a good-faith basis, made them exempt from registration under the Securities Act.

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                                   ARTICLE III
               REPRESENTATIONS AND WARRANTIES OF PURCHASER AND IHM

         3.01 Purchaser hereby represents and warrants to the Company as follows:

         (a) Power and Authority. Purchaser has the requisite power and authority to execute and deliver this Agreement and the Registration Rights Agreement, to perform his obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby.

         (b) Enforceability. Each of this Agreement and the Registration Rights Agreement, has been duly and validly executed and delivered by Purchaser and constitutes a legal, valid and binding obligation of Purchaser enforceable against Purchaser in accordance with their respective terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting the enforcement of creditors' rights generally and by general equitable principles (regardless of whether such enforceability is considered in a proceeding in equity or at Law).

         (c) No Conflicts; Approvals and Consents. The execution and delivery of this Agreement and the Registration Rights Agreement, by Purchaser does not, and the performance by Purchaser of his obligations hereunder and thereunder and the consummation of the transactions contemplated hereby and thereby will not:

             (i) conflict with or result in a violation or breach of any term or provision of any Law or Order applicable to Purchaser or any of his Assets and Properties; or

             (ii) (A) conflict with or result in a violation or breach of, (B) constitute (with or without notice or lapse of time or both) a default under,
(C) require Purchaser to obtain any consent, approval or action of, make any filing with or give any notice to any Person as a result or under the terms of, or (D) result in the creation or imposition of any Lien upon Purchaser or any of his Assets or Properties under, any contract, agreement or instrument to which Purchaser is a party or by which any of his Assets and Properties is bound.

         (d) Purchase of Shares. (i) Purchaser is acquiring the Common Shares and the Warrants (and any Warrant Shares issued upon exercise of the Warrants) for investment for Purchaser's own account, and not with a view to the resale or distribution of any part thereof; provided, however, that by making the representations herein, Purchaser does not agree to hold the Common Shares, Warrants or any Warrant Shares for any minimum or other specific term and reserves the right to dispose of the Common Shares, the Warrants and Warrant Shares at any time in accordance with or pursuant to a registration statement or an exemption under the Securities Act and in accordance with the applicable provisions of the Registration Rights Agreement and the Warrants.

             (ii) Purchaser has had an opportunity to discuss the Company's business, management, financial affairs and the terms and conditions of the sale of the Common Shares and Warrants pursuant to this Agreement with the Company's management. Purchaser acknowledges receipt from the Company of copies of the Company SEC Reports and such other information about the Company as Purchaser or its advisors have requested.

             (iii) Purchaser has such knowledge and experience in financial and business matters that Purchaser is capable of evaluating the merits and risks of the transactions contemplated hereby, including the purchase of the Common Shares, Warrants and the Warrant Shares.

             (iv) Purchaser is able to bear the economic risk of acquiring Common Shares, Warrants and the Warrant Shares and to hold the Common Shares, Warrants and Warrant Shares acquired by Purchaser pursuant to this Agreement for an indefinite period of time.

             (v) Purchaser is an "accredited investor" within the meaning of Rule 501 under the Securities Act.

             (vi) Purchaser is a resident of the United Kingdom.

         (e) Brokers and Finders. Purchaser has not utilized any broker, finder placement agent or financial advisor or incurred any liability for any fees or commissions in connection with any of the transactions contemplated hereby or by the Registration Rights Agreement or the Warrant Agreement.

         3.02 IHM hereby represents and warrants to the Company as follows:

         (a) Organization. IHM is duly organized, validly existing and in good standing under the Laws of its jurisdiction of its organization. IHM has the requisite power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby.

         (b) Authority. The execution, delivery and performance by IHM of this Agreement, and the consummation by IHM of the transactions contemplated hereby, have been duly and validly approved by IHM, no other action on the part of IHM or its equityholders being necessary for IHM to execute, deliver and perform its obligations hereunder. This Agreement has been duly and validly executed and delivered by IHM and constitutes a legal, valid and binding obligation of IHM enforceable against IHM in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting the enforcement of creditors' rights generally and by general equitable principles (regardless of whether such enforceability is considered in a proceeding in equity or at Law).

         (c) No Conflicts; Approvals and Consents. The execution and delivery of this Agreement by IHM does not, and the performance by IHM of its obligations hereunder and the consummation of the transactions contemplated hereby will not:

             (i) conflict with or result in a violation or breach of any of the terms, conditions or provisions of the certificate of incorporation or by-laws, or other comparable corporate charter document of IHM;

             (ii) conflict with or result in a violation or breach of any term or provision of any Law or Order applicable to IHM or any of its Assets and Properties; or

             (iii) (A) conflict with or result in a violation or breach of, (B) constitute (with or without notice or lapse of time or both) a default under,
(C) require IHM to obtain any consent, approval or action of, make any filing with or give any notice to any Person as a result or under the terms of, or (D) result in the creation or imposition of any Lien upon IHM or any of its Assets or Properties under, any contract or License to which IHM is a party or by which any of its Assets and Properties is bound.

         (d) Brokers and Finders. IHM has not utilized any broker, finder placement agent or financial advisor or incurred any liability for any fees or commissions in connection with any of the transactions contemplated hereby or by the Registration Rights Agreement or the Warrant Agreement.

                                   ARTICLE IV
                      ADDITIONAL AGREEMENTS OF THE PARTIES

         4.01 Taking of Necessary Action. Each of the parties hereto agrees to use all reasonable efforts to take or cause to be taken all actions and to do or cause to be done all things necessary, proper or advisable under Law to consummate and make effective the transactions contemplated by this Agreement.

         4.02 Conduct of Business. Except as otherwise required to perform its obligations under this Agreement or in any agreement contemplated herein, including, without limitation, the agreement referred to in Section 5.01(f) hereof, from the date hereof through the Closing Date, the Company shall:

         (a) conduct its operations in the ordinary course of business and consistent with past practice;

         (b) unless required pursuant to the terms of this Agreement or the Registration Rights Agreement, or consented to in writing by Purchaser, not amend or in any way alter its Certificate of Incorporation, Bylaws or other governing documents;

         (c) not engage in any other act, other than in the ordinary course of business and consistent with past practice, that could reasonably be expected to have a material adverse effect or in any way delay or impair consummation of the transactions contemplated by this Agreement and the Registration Rights Agreement;

         (d) not change the number of shares of the authorized capital stock of the Company, except as contained in the Disclosure Letter, issue or grant any option, warrant, call, commitment, subscription, right to purchase or agreement of any character relating to the authorized or issued capital stock of the Company, or any securities convertible into shares of such stock (except for grants of options to purchase Common Stock approved by the Board of Directors to be granted pursuant to the Company's 1999 Stock Option Plan), split, combine or reclassify any shares of the capital stock of the Company, declare, set aside or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of the capital stock of the Company, or redeem or otherwise acquire any shares of such capital stock;

         (e) not sell or transfer any of the assets it owns, except in the ordinary course of its business and consistent with past practice; and

         (f) not do any other act which would cause any representation or warranty in this Agreement to be or become untrue in any material respect.

         4.03 Financial Statements and Other Reports. For so long as Purchaser owns any shares of Common Stock, the Company covenants that it will deliver to Purchaser or, at Purchaser's option, to IHM:

         (a) in the event the Company is not at such time subject to the reporting requirements of the Exchange Act, as soon as practicable and in any event within 45 days after the end of each quarterly period (other than the last quarterly period) in each fiscal year, consolidated statements of operations, statements of shareholders' equity and cash flows of the Company for the period from the beginning of the then current fiscal year to the end of such quarterly period, and a consolidated balance sheet of the Company at the end of such quarterly period setting forth in each case in comparative form figures for the corresponding period or date in the preceding fiscal year, together with a certificate from the chief executive or chief financial officer of the Company to the effect that such financial statements have been prepared in accordance with GAAP consistently applied during the periods involved (except as otherwise indicated in the notes thereto and subject to year-end adjustments) and that such financial statements fairly present the results of operations and changes in financial position, shareholders' equity, cash flows and financial position of the Company and the Company Subsidiaries as of and for the period then ended;

         (b) in the event the Company is not at such time subject to the reporting requirements of the Exchange Act, as soon as practicable and in any event within 90 days after the end of each fiscal year, a consolidated balance sheet of the Company as of the end of such fiscal year and the related consolidated statements of operations, statements of shareholders' equity and cash flows for such fiscal year, setting forth in each case in comparative form the corresponding figures from the preceding fiscal year, together with the audit report of the Company's independent public accountants;

         (c) promptly upon transmission thereof, copies of all financial statements, proxy statements, notices and reports as it shall send to its shareholders and copies of all such registration statements, other than registration statements relating to employee benefit or dividend reinvestment plans, and all regular and periodic reports on Forms 10-KSB, 10-QSB and 8-K (or similar or substitute forms) as it shall file with the SEC; and

         (d) from time to time such additional information regarding results of operations, financial condition, business or prospects of the Company and the Subsidiaries as Purchaser or IHM may reasonably request.

         4.04 Access.

         (a) To permit Purchaser to complete its due diligence examination of the Company, the Company shall permit representatives of Purchaser or, at Purchaser's option, IHM, to have full access prior to the Closing Date: (i) to inspect the facilities and properties of the

Company, (ii) to examine the corporate books, records, agreements and files of the Company and make copies or extracts therefrom and (iii) to consult with the directors, officers or other employees of the Company and the Company' independent auditors and legal counsel, all upon reasonable notice and at such reasonable times as Purchaser or IHM may reasonably request.

         (b) For so long as Purchaser owns the Minimum Interest, the Company will permit representatives of the Purchaser or, at Purchaser's option, IHM, to visit and inspect any of the properties of the Company, to examine the corporate books, records, agreements and files of the Company and make copies or extracts therefrom and to advise and consult with the principal officers of the Company regarding the affairs, finances and accounts of the Company, all upon reasonable notice and at such reasonable times Purchaser or IHM may reasonably request.

         4.05 Lost, Stolen, Destroyed or Mutilated Securities. Upon receipt of evidence of the loss, theft, destruction or mutilation of any certificate for any security of the Company owned by Purchaser and, in the case of loss, theft or destruction, upon delivery of an undertaking by the holder thereof to indemnify the Company, or, in the case of mutilation, upon surrender and cancellation thereof, the Company will issue a new certificate for an equivalent number of shares of Common Stock or Warrants or other security of like tenor, as the case may be.

         4.06 Board Representation.

         (a) On the Closing Date, a designee of Purchaser (the "Purchaser Designee") who is reasonably acceptable to the Company shall be appointed to the Board of Directors of the Company and the Audit Committee of the Board of Directors. Thereafter, for so long as Purchaser owns the Minimum Interest, Purchaser shall be entitled to designate one Purchaser Designee reasonably acceptable to the Company on the management slate of nominees to the Company's Board of Directors. At least 90 days prior to each annual meeting of stockholders at which a Purchaser Designee will stand for election, Purchaser shall provide written notice to the Company indicating the Purchaser Designee to be nominated by Purchaser at such annual meeting.

         (b) Subject to applicable law, the Company shall use its best effort at all times to take such action as is necessary to ensure that the nominating committee of the Board of Directors (or the full Board if there is no nominating committee) of the Company shall nominate and recommend to the stockholders of the Company that the stockholders elect the Purchaser Designee to the Board of Directors. All Purchaser Designees elected to the Board of Directors shall receive, during the period in which they serve, any and all benefits (including, without limitation, any director compensation and grants of stock options under the any non-employee director plan of the Company) generally provided to all of the other members of the Board of Directors of the Company.

         (c) If at any time Purchaser is entitled to designate a nominee to the Board of Directors pursuant to this Section 4.06 and Purchaser does not have a representative on the Board, so long as Purchaser owns the Minimum Interest, the Company shall permit one representative of Purchaser (which representative shall be reasonably acceptable to the Company) to attend, but not vote, as an observer at each meeting of the Board of Directors or any committee of the Board empowered to act with full authority of the entire Board, including telephonic meetings. The Company shall cause notice of any meeting of the Board of Directors or any such committee of the Board to be delivered to any such representative at the same time and in the same manner as notice is given to the members of the Board of Directors. Such representative will be entitled to receive all written materials given to the members of the Board of Directors in connection with such meetings at the time such materials and information are given to the Board of Directors. The Company shall reimburse such representative for his or her reasonable out-of-pocket expenses incurred in connection with attending meetings of the Board of Directors or any such committee of the Board.

         (d) Each Purchaser Designee shall be entitled to serve on any standing committee of the Board. The Company shall use its best efforts at all times as is necessary to ensure that each Purchaser Designee is appointed to all such committees of the Board of Directors.

         (e) For so long as any Purchaser Designee remains on the Board of Directors, the Company shall use best efforts to maintain directors' and officers' liability insurance with financially sound and reputable insurers at a level of coverage of at least $10,000,000.

         (f) Neither the Purchaser nor any Purchaser Designee nor any representative of the Purchaser nor any of the Affiliates of the foregoing, including IHM, will disclose to any third party, or use for any purpose unrelated to the performance of such person's duties for the Company (including the purchase and sale of the capital stock of the Company), any material non-public information received pursuant to this Agreement or otherwise.

         4.07 Right of First Refusal.

         (a) In the event the Company proposes to undertake an issuance of New Securities after the date hereof, Purchaser shall have a right of first refusal to purchase up to the entire amount of such New Securities being issued on the terms and conditions set forth herein.

         (b) As used in this Section 4.07 and in Section 4.08, the term "New Securities" shall mean (i) any capital stock of the Company, (ii) any rights, options or warrants to purchase any such capital stock, or to purchase any equity or debt securities of any type whatsoever that are, or may become, convertible into or exercisable for any such capital stock, and (iii) any equity or debt securities of any type whatsoever that are, or may become, convertible into or exercisable for any such capital stock; provided, however, that "New Securities" shall not include (A) shares of Common Stock issued upon conversion or exercise of options, debentures, notes, warrants or rights outstanding as of the date hereof, (B) securities issued pursuant to the acquisition of another corporation or legal entity by the Company by merger, consolidation, purchase of all or substantially all of such other entity's assets, or acquisition transaction in which the Company participates on an arm's length basis, (C) securities (including options) issued in connection with any director or employee stock option plan or stock option agreement approved by the Board of Directors of the Company (or any committee thereof), (D) any securities issued in replacement of any securities of the Company outstanding as of the date hereof, (E) any securities issued to all holders of shares of Common Stock on a pro rata basis, (F) any securities issued in connection with an underwritten public offering by the Company or (G) securities (including Common Stock, or options or warrants to acquire Common Stock, or Common Stock issued upon the exercise or conversion of options or warrants to acquire Common Stock) listed in the Disclosure Letter under Section 2.03.

         (c) In the event the Company proposes to undertake an issuance of New Securities, it shall give Purchaser written notice of its intention to do so at least 20 days prior to such issuance, describing the New Securities and the price and terms upon which the Company proposes to issue the same (the "Original Notice"). Purchaser may purchase up to the entire amount of such New Securities being issued for the price and upon the terms and conditions pertaining to the issuance of the New Securities (notwithstanding any changes that may be made to the terms and conditions set forth in the Original Notice) by giving a written notice to the Company no later than 10 days after the date of receiving the Original Notice ("Notice Date") identifying the number of New Securities to be purchased. If Purchaser elects to purchase any New Securities within such 10 day period, such New Securities shall be issued and sold to it in accordance with the terms and conditions pertaining to the issuance of the New Securities (notwithstanding any changes that may be made to the terms and conditions set forth in the Original Notice). Any New Securities that the Purchaser elected not to purchase may be sold by the Company in accordance with the terms and conditions pertaining to such issuance of New Securities.

         (d) Notwithstanding anything to the contrary contained in this Section 4.07, upon any purchase of any New Securities by Purchaser pursuant to Section
4.07 on a later date than the issuance of the New Securities that gave rise to the Purchaser's purchase rights under Section 4.07, (i) the purchase price shall be adjusted by subtracting therefrom the value of any dividend or distribution received in respect of such New Securities after the date of such issuance and prior to the purchase by the Purchaser hereunder, and (ii) the purchase price and number of shares or amount to be purchased shall be adjusted to reflect any stock split, stock dividend or other combination or reclassification of the capital stock during such time.

         (e) Notwithstanding anything to the contrary contained in this Section 4.07, in the event the Company proposes to issue New Securities only to the existing stockholders of the Company, Purchaser shall only have the right to purchase its "proportionate share" of such New Securities on the terms and conditions set forth in such proposed offering of New Securities to the existing stockholders. For purposes of this Section 4.07(e), Purchaser's "proportionate share" means the number of New Securities proposed to be issued and sold to the existing stockholders multiplied by a fraction, the numerator of which is the number of Common Shares and Warrant Shares (even if the Warrant has not been exercised) held by the Purchaser on such date and the denominator of which is the total number of shares of Common Stock outstanding immediately prior to the issuance of the New Securities (determined on a fully diluted basis assuming full exercise and conversion of all outstanding options, warrants, rights and other securities which are convertible or exchangeable for shares of Common Stock). In connection with the issuance of New Securities pursuant to this
Section 4.07(e), the Company shall give the existing stockholders (including Purchaser) written notice of its intention to do so at least 30 days prior to such issuance, describing the New Securities and the price and terms upon which the Company proposes to issue the same (the "Original Existing Stockholder Notice"), and each existing stockholder shall have 15 days to elect to purchase its proportionate share of such New Securities (the "Existing Stockholder Notice Date"). In the event any of the existing stockholders have notified the Company that they do not elect to purchase all or part of its proportionate share of such New Securities, then the Company shall notify Purchaser of such fact on the Existing Stockholder Notice Date, and Purchaser shall be entitled to purchase the remaining New Securities not elected to be purchased by the existing stockholders by providing notice to the Company within 10 days after the Existing Stockholder Notice Date.

         (f) The provisions of this Section 4.07 shall terminate upon the date on which Purchaser shall hold less than the Minimum Interest.

         4.08 Preemptive Rights.

         (a) In the event the Company proposes to undertake an issuance of New Securities after the date hereof and Purchaser has elected not to exercise his right of first refusal pursuant to Section 4.07 hereof, Purchaser shall have the right to purchase its "proportionate share" of such New Securities on the terms and conditions set forth herein. For purposes of this Section 4.08, the Purchaser's "proportionate share" means the number of New Securities proposed to be issued and sold multiplied by a fraction, the numerator of which is the number of Common Shares and Warrant Shares (even if the Warrant has not been exercised) held by the Purchaser on such date and the denominator of which is the total number of shares of Common Stock outstanding immediately prior to the issuance of the New Securities (determined on a fully diluted basis assuming full exercise and conversion of all outstanding options, warrants, rights and other securities which are convertible or exchangeable for shares of Common Stock).

         (b) In the event Purchaser has given written notice to the Company pursuant to Section 4.07(c) that he will not purchase any New Securities or the Notice Date has passed and Purchaser has given no written notice to the Company, Purchaser may then purchase such number of New Securities up to Purchaser's proportionate share of such New Securities for the price and upon the terms and conditions pertaining to the issuance of the New Securities (notwithstanding any changes that may be made to the terms and conditions set forth in the Original Notice) by giving a written notice to the Company no earlier than 10 days but no later than 20 days after the date of receiving the Original Notice identifying the number of New Securities to be purchased. If Purchaser elects to purchase any New Securities within such 10 day period, such New Securities shall be issued and sold to it in accordance with the terms and conditions pertaining to the issuance of the New Securities (notwithstanding any changes that may be made to the terms and conditions set forth in the Original Notice). Any New Securities that the Purchaser elected not to purchase may be sold by the Company in accordance with the terms and conditions pertaining to such issuance of New Securities.

         (c) Notwithstanding anything to the contrary contained in this Section 4.08, upon any purchase of any New Securities by Purchaser pursuant to Section
4.08 on a later date than the issuance of the New Securities that gave rise to the Purchaser's purchase rights under Section 4.08, (i) the purchase price shall be adjusted by subtracting therefrom the value of any dividend or distribution received in respect of such New Securities after the date of such issuance and prior to the purchase by the Purchaser hereunder, and (ii) the purchase price and number of shares or amount to be purchased shall be adjusted to reflect any stock split, stock dividend or other combination or reclassification of the capital stock during such time.

         (d) The provisions of this Section 4.08 shall terminate upon the date on which Purchaser shall hold less than the Minimum Interest.

                                    ARTICLE V
                              CONDITIONS OF CLOSING

         5.01 Conditions of Purchase at Closing. The obligation of Purchaser to purchase the Common Stock and Warrants to be purchased at the Closing is subject to satisfaction or waiver of each of the following conditions on or prior to the Closing Date:

         (a) Representations and Warranties; Covenants. The representations and warranties of the Company contained in this Agreement and the Registration Rights Agreement and in each disclosure letter, certificate or document delivered by the Company to Purchaser in connection with the transactions contemplated hereby and thereby shall be true and correct in all material respects on and as of the date of this Agreement or the date of the Registration Rights Agreement, disclosure letters, certificates or other documents, as the case may be, and on and as of the Closing Date, with the same effect as though made on and as of the Closing Date, and the Company shall have performed all obligations and complied in all material respects with all agreements, undertakings, covenants and conditions required hereunder and thereunder to be performed by it at or prior to the Closing.

         (b) Opinion of Counsel. Purchaser shall have received at the Closing from Evan Stone, Esq., counsel to the Company, an opinion, substantially in the form attached hereto as Exhibit B (and subject to customary qualifications and assumptions), dated as of the Closing Date.

         (c) No Injunction. There shall not be in effect any order, decree or injunction of a court or agency of competent jurisdiction which enjoins or prohibits consummation of the transactions contemplated hereby.

         (d) Repurchase of Preferred. The Company shall have repurchased all of the Company's outstanding Preferred Stock substantially in accordance with the terms and conditions of the agreement set forth in Exhibit E; provided that (i) in no event shall the amount paid to repurchase the Preferred Stock exceed $4,000,000 and (ii) no consideration or benefit of any kind or nature shall be paid or given in connection with the repurchase of the Preferred Stock other than as set forth in Exhibit E.

         (e) Additional Investment. The Company shall have sold to Axel Steudle or his designee One Million Two Hundred Fifty Thousand (1,250,000) shares of Common Stock and warrants to purchase Three Hundred Seventy-Five Thousand (375,000) shares of Common Stock (on the same terms and conditions as the Warrants) for an aggregate purchase price of Seven Hundred Fifty Thousand Dollars ($750,000) on terms and conditions not more favorable to Mr. Steudle than those contained in this Agreement with respect to the Common Stock and the Warrants hereunder.

         (f) LPC Agreement. The Company and IHM shall have executed and delivered an agreement for the purchase by IHM of the entire share capital of The London PET

Centre Limited and Mobile P.E.T. Leasing Limited in accordance with the agreements set forth in Exhibit F.

         (g) Company Certificate. The Company shall have delivered to Purchaser a certificate, dated the Closing Date, signed by its chief executive officer, in form and substance satisfactory to Purchaser, to the effect that the conditions set forth in this Section 5.01 hereof have been satisfied.

         (h) Registration Rights Agreement and Warrant Agreement. The Registration Rights Agreement and Warrant Agreement shall have been executed and delivered by the Company and shall be in full force and effect.

         (i) Appointment of Purchaser Designee. The Purchaser Designee shall have been appointed to the Board of Directors.

         (j) Final Date. The Closing shall have occurred on or before July 31, 2002.

         (k) Good Standing. The Company shall have delivered to Purchaser a certificate of good standing from the respective states of incorporation of the Company and each of the Subsidiaries, with respect to each such entity, dated as of a date no earlier than ten days prior to the Closing Date.

         5.02 Conditions of Sale at Closing. The obligation of the Company to sell and issue the Common Stock and Warrant to be sold and issued at the Closing is subject to satisfaction or waiver of each of the following conditions on or prior to the Closing Date:

         (a) Representations and Warranties; Covenants. The representations and warranties of Purchaser and IHM contained in this Agreement and the Registration Rights Agreement and in any certificates or other documents delivered by Purchaser or IHM to the Company in connection with the transactions contemplated hereby and thereby shall be true and correct in all materials respects on and as of the date of this Agreement or the date of the certificates or other document, as the case may be, and on and as of the Closing Date with the same effect as though made on and as of the Closing Date, and Purchaser and IHM shall have performed all obligations and complied in all material respects with all agreements, undertakings, covenants and conditions required to be performed by Purchaser or IHM, as applicable, at or prior to the Closing.

         (b) No Injunction. There shall not be in effect any order, decree or injunction of a court or agency of competent jurisdiction which entails or prohibits consummation of the transactions contemplated hereby.

         (c) Repurchase of Preferred. The Company shall have repurchased all of the Company's outstanding Preferred Stock substantially in accordance with the terms and conditions of the agreement set forth in Exhibit E; provided that (i) in no event shall the amount paid to repurchase the Preferred Stock exceed $4,000,000 and (ii) no consideration or benefit of any kind or nature shall be paid or given in connection with the repurchase of the Preferred Stock other than as set forth in Exhibit E.

         (d) Additional Investment. The Company shall have sold to Axel Steudle or his designee One Million Two Hundred Fifty Thousand (1,250,000) shares of Common Stock and warrants to purchase Three Hundred Seventy-Five Thousand (375,000) shares of Common Stock (on the same terms and conditions as the Warrants) for an aggregate purchase price of Seven Hundred Fifty Thousand Dollars ($750,000) on terms and conditions not more favorable to Mr. Steudle than those contained in this Agreement with respect to the Common Stock and the Warrants hereunder.

         (e) LPC Agreement. The Company and IHM shall have executed and delivered an agreement for the purchase by IHM of the entire share capital of The London PET Centre Limited and Mobile P.E.T. Leasing Limited in accordance with the agreements set forth in Exhibit F.

         (f) Registration Rights Agreement. The Registration Rights Agreement shall have been executed and delivered by the Purchaser and shall be in full force and effect.

         (g) Purchaser's Certificate. Purchaser shall have delivered to the Company a certificate, dated the Closing Date, in form and substance satisfactory to the Company to the effect that the conditions set forth in this
Section 5.02 have been satisfied.

                                   ARTICLE VI
                                   DEFINITIONS

         6.01 Definitions. (a) Defined Terms. As used in this Agreement, the following defined terms have the meanings indicated below:

         "Actions or Proceedings" means any action, suit, proceeding, arbitration or Governmental or Regulatory Authority investigation.

         "Affiliate" means any Person that directly, or indirectly through one of more intermediaries, controls or is controlled by or is under common control with the Person specified. For purposes of this definition, control of a Person means the power, direct or indirect, to direct or cause the direction of the management and policies of such Person whether by contract or otherwise and, in any event and without limitation of the previous sentence, any Person owning ten percent (10%) or more of the voting securities of another Person shall be deemed to control that Person.

         "Agreement" means this Securities Purchase Agreement and the Exhibits hereto, as the same shall be amended from time to time.

         "Assets and Properties" of any Person means all assets and properties of every kind, nature, character and description (whether real, personal or mixed, whether tangible or intangible, and wherever situated), including the goodwill related thereto, operated, owned or leased by such Person.

         "Closing" has the meaning ascribed to in Section 1.02.

         "Closing Date" has the meaning ascribed to in Section 1.02.

         "Common Shares" has the meaning ascribed to it in the forepart of this Agreement.

         "Common Stock" has the meaning ascribed to it in the forepart of this Agreement.

         "Company" has the meaning ascribed to it in the forepart of this Agreement.

         "Company Financial Statements" has the meaning ascribed to it in
Section 2.05.

         "Company SEC Reports" means each form, report, schedule, registration statement, definitive proxy statement and other document (together with all amendments thereof and supplements thereto) filed by the Company or any of its Subsidiaries with the SEC pursuant to the Exchange Act, and the Securities Act and the rules and regulations thereunder through the Closing Date (as such documents have since the time of their filing been amended or supplemented).

         "Exchange Act" means the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder.

         "GAAP" means generally accepted accounting principles, consistently applied throughout the specified period and in the immediately prior comparable period.

         "Governmental or Regulatory Authority" means any court, tribunal, arbitrator, authority, agency, commission, official or other instrumentality of the United States, any foreign country or any domestic or foreign state, county, city or other political subdivision.

         "IHM" means Integrated Healthcare Management S.A.

         "Knowledge of the Company" (and variations thereof, whether or not appearing with capital letters) means the actual knowledge of the current executive officers and directors of the Company.

         "Laws" means all laws, statutes, rules, regulations, ordinances and other pronouncements having the effect of law of the United States, any foreign country or any domestic or foreign state, county, city or other political subdivision or of any Governmental or Regulatory Authority.

         "Licenses" means all licenses, permits, certificates of authority, authorizations, approvals, registrations, franchises and similar consents granted or issued by any Governmental or Regulatory Authority.

         "Liens" means any mortgage, pledge, assessment, security interest, lease, lien, adverse claim, levy, charge or other encumbrance of any kind, or any conditional sale contract, title retention contract or other contract to give any of the foregoing.

         "Material Adverse Effect" with respect to an entity means any event, change or effect which is materially adverse to the business, prospects, financial condition or results of operations of such entity.

         "Minimum Interest" shall mean the ownership by Purchaser of at least 50% of the aggregate number of Common Shares and Warrant Shares (whether or not the Warrants have been exercised) issued to Purchaser pursuant to this Agreement (as may be adjusted for any stock dividends or any stock split or reverse stock split, combination, consolidation or reclassification of the Common Stock.)

         "Option" has the meaning ascribed to it in Section 2.03.

         "Order" means any writ, judgment, decree, injunction or similar order of any Governmental or Regulatory Authority (in each such case whether preliminary or final).

         "Person" means any natural person, corporation, limited liability company, general partnership, limited partnership, proprietorship, other business organization, trust, union, association or Governmental or Regulatory Authority.

         "Preferred Stock" has the meaning ascribed to it in Section 2.03.

         "Purchase Price" has the meaning ascribed to it in Section 1.01.

         "Purchaser" has the meaning ascribed to it in the forepart of this Agreement.

         "Registration Rights Agreement" means the Registration Rights Agreement, dated the date hereof, by and between the Company and Purchaser, the form of which is set forth in Exhibit C.

         "Rule 144" shall mean Rule 144 promulgated by the SEC under the Securities Act (or any successor or similar rule then in force).

         "SEC" shall mean the United States Securities and Exchange Commission.

         "Securities Act" has the meaning ascribed to it in the forepart of this Agreement.

         "Share Certificates" has the meaning ascribed to it in Section 1.02.

         "Subsidiary" means any Person in which the Company, directly or indirectly through Subsidiaries or otherwise, beneficially owns more than fifty percent (50%) of either the equity interests in, or the voting control of, such Person, excluding The London PET Centre Limited and Mobile P.E.T. Leasing Limited, and as set forth in the Disclosure Letter.

         "Warrant Agreement" has the meaning ascribed to it in Section 1.02, the form of which is set forth in Exhibit D.

         "Warrant Shares" has the meaning ascribed to it in the forepart of this Agreement.

         "Warrants" has the meaning ascribed to it in the forepart of this Agreement.

         (b) Construction of Certain Terms and Phrases. Unless the context of this Agreement otherwise requires, (i) words of any gender include each other gender; (ii) words using the singular or plural number also include the plural or singular number, respectively;

(iii) the terms "hereof," "herein," "hereby" and derivative or similar words refer to this entire Agreement; (iv) the terms "Article" or "Section" refer to the specified Article or Section of this Agreement; and (v) the phrase "ordinary course of business" refers to the business of the Company or a Subsidiary. Whenever this Agreement refers to a number of days, such number shall refer to calendar days unless business days are specified. All accounting terms used herein and not expressly defined herein shall have the meanings given to them under GAAP. Any representation or warranty contained herein as to the enforceability of a contract shall be subject to the effect of any bankruptcy, insolvency, reorganization, moratorium or other similar law affecting the enforcement of creditors' rights generally and to general equitable principles (regardless of whether such enforceability is considered in a proceeding in equity or at Law).

                                   ARTICLE VII
                                  MISCELLANEOUS

         7.01 Survival of Representations, Warranties, Covenants and Agreements. Except for the agreements contained in this Article VII, which shall survive indefinitely, the representations, warranties, covenants and agreements contained in this Agreement or in any written disclosure, instrument or certificate delivered pursuant to this Agreement shall survive for a period of twelve months following the Closing Date.

         7.02 Notices. All notices, requests and other communications hereunder must be in writing and will be deemed to have been duly given only if delivered personally or by facsimile transmission or mailed (first class postage prepaid) to the parties at the following addresses or facsimile numbers:

         If to the Company, to:

         2150 West Washington Street
         Suite 110
         San Diego, California 92110
         Attention: Chief Executive Officer
         Fax number: 619-226-6738

         with a copy to:

         Evan Mead Stone, Esq.
         12348 High Bluff Drive
         Suite 210
         San Diego, California 92130
         Fax number: 858-350-1953

         and

         Seltzer Caplan McMahon Vitek
         750 B Street, Suite 2100
         San Diego, California 92101
         Attn: G. Kirk Ellis, Esq.

         Fax Number: 619-685-3100

         if to the Purchaser or to IHM, to:

         Beechwood Hall
         Kingsmead Road
         High Wycombe
         Bucks  HP11 1JL
         Fax Number: 01494 560056

         with a copy to:

         Fulbright & Jaworski L.L.P.
         666 Fifth Avenue
         New York, NY  10103
         Attention: Neil Gold, Esq.
         Fax Number: 212-318-3400

         and

         Macfarlanes
         10 Norwich Street
         London EC4A 1BD
         United Kingdom
         Attention: Simon Martin, Esq.
         Fax number: 011-44-207-831-9607

All such notices, requests and other communications will (i) if delivered personally to the address as provided in this Section, be deemed given upon delivery, (ii) if delivered by facsimile transmission to the facsimile number as provided in this Section, be deemed given upon receipt, and (iii) if delivered by mail in the manner described above to the address as provided in this Section, be deemed given upon receipt (in each case regardless of whether such notice, request or other communication is received by any other Person to whom a copy of such notice, request or other communication is to be delivered pursuant to this Section). Any party from time to time may change its address, facsimile number or other information for the purpose of notices to that party by giving notice specifying such change to the other party hereto.

         7.03 Entire Agreement; Amendment. This Agreement, the Registration Rights Agreement, the Warrant Agreement and the documents described herein and therein or attached or delivered pursuant hereto or thereto set forth the entire agreement between the parties hereto with respect to the transactions contemplated by this Agreement. Any provision of this Agreement may be amended or modified in whole or in part at any time by an agreement in writing between the parties hereto executed in the same manner as this Agreement. No failure on the part of any party to exercise, and no delay in exercising, any right shall operate as a waiver thereof nor shall any single or partial exercise by any party of any right preclude any other or future exercise thereof or the exercise of any other right. No investigation by Purchaser of the Company prior to or after the date hereof shall stop or prevent Purchaser from exercising any right hereunder or be deemed to be a waiver of any such right.

         7.04 Indemnification.

         (a) The Company agrees to indemnify and save harmless Purchaser and IHM, and each person who controls IHM within the meaning of the Exchange Act, and each of the respective partners, officers, directors, employees, agents and Affiliates of the foregoing in their respective capacities as such (the "Purchaser Indemnities"), to the fullest extent lawful, from and against any and all actions, suits, claims, proceedings, costs, damages, judgments, amounts paid in settlement (subject to Section 7.04(b)) and expenses (including reasonable attorneys' fees and disbursements (collectively, "Losses") relating to our arising out of any inaccuracy or breach of the representations and warranties, covenants or agreements made by the Company herein or in the Disclosure Letter when made or deemed made.

         (b) A Purchaser Indemnitee shall give written notice to the Company of any claim with respect to which it seeks indemnification promptly after discovery by such party of any matters giving rise to a claim for indemnification; provided that the failure of any Purchaser Indemnitee to give notice as provided herein shall not relieve the Company of its obligation under this Section 7.04 unless and to the extent that the Company shall have been prejudiced by the failure of such Purchaser Indemnitee to so notify the Company. In case any such action, suit, claim or proceeding is brought against a Purchaser Indemnitee, the Company shall be entitled to participate in the defense thereof and, to the extent that it may wish, to assume the defense thereof, with counsel reasonably satisfactory to such Purchaser Indemnitee, and after notice from the Company of its election so to assume the defense thereof, the Company will not be liable to such Purchaser Indemnitee under this Section
7.04 for any legal or other expense subsequently incurred by such Purchaser Indemnitee in connection with the defense thereof; provided, however, that (i) if the Company shall elect not to assume the defense of such claim or action or
(ii) if such Purchaser Indemnitee reasonably determines that there may be a material conflict between the positions of the Company and of Purchaser Indemnitee in defending such claim or action, then separate counsel shall be entitled to participate in and conduct the defense, and the Company shall be liable for any legal or other expenses reasonably incurred by Purchaser Indemnitee in connection with the defense. The Company shall not be liable for any settlement of any action, suit, claim or proceeding effected without its written consent; provided, however, that the Company shall not unreasonably withhold, delay or condition its consent. The Company further agrees that it will not, without Purchaser Indemnitee's prior written consent, settle or compromise any claim or consent to entry of any judgment in respect thereof in any pending or threatened action, suit, claim or proceeding in respect of which indemnification may be sought hereunder (whether or not any Purchaser Indemnitee is an actual or potential party to such action, suit, claim or proceeding) unless such settlement or compromise includes an unconditional release of Purchaser and each other Purchaser Indemnitee from all liability arising out of such action, suit, claim or proceeding.

         (c) The obligations of the Company under this Section 7.04 shall survive the transfer of the Common Stock and/or Warrants or the termination of this Agreement or the consummation of the transactions contemplated hereby; provided, however, that the rights of Purchaser Indemnitees to indemnification under this Section 7.04 shall apply only where written notice of any claim with respect to which a Purchaser Indemnitee seeks indemnification is delivered to the Company pursuant to Section 7.04(b) above not later than the first year anniversary of the Closing Date.

         (d) The rights of Purchaser under this Section 7.04 shall be in addition to any liability that the Company might otherwise have to Purchaser under this Agreement, at common law or otherwise.

         7.05 Expenses. Each party shall bear its own costs and expenses incurred in connection with the negotiation and execution of this Agreement, the Registration Rights Agreement and the Warrant Agreement and the transactions contemplated hereby and thereby, including the fees and expenses of financial advisors, accountants and counsel.

         7.06 Public Announcements. Except as otherwise required by Law, Purchaser, IHM and the Company will not, and will not permit any of their respective representatives to, issue or cause the publication of any press release or make any other public announcement with respect to the transactions contemplated by this Agreement without the consent of the other party, which consent shall be provided promptly and shall not be unreasonably withheld. Except as otherwise required by Law, Purchaser, IHM and the Company will cooperate with each other in the development and distribution of all press releases and other public announcements with respect to this Agreement and the transactions contemplated hereby, and will furnish the other with drafts of any such releases and announcements as far in advance as practicable.

         7.07 Waiver. Any term or condition of this Agreement may be waived at any time by the party that is entitled to the benefit thereof, but no such waiver shall be effective unless set forth in a written instrument duly executed by or on behalf of the party waiving such term or condition. No waiver by any party of any term or condition of this Agreement, in any one or more instances, shall be deemed to be or construed as a waiver of the same or any other term or condition of this Agreement on any future occasion. All remedies, either under this Agreement or by Law or otherwise afforded, will be cumulative and not alternative.

         7.08 No Assignment; Binding Effect. Neither this Agreement nor any right, interest or obligation hereunder may be assigned by any party hereto without the prior written consent of the other party hereto and any attempt to do so will be void, except (a) for assignments and transfers by operation of Law and (b) that Purchaser may assign any or all of its rights, interests and obligations hereunder to a wholly-owned subsidiary or other Affiliate or to IHM, in each case, or an Affiliate of IHM, in each case, that is an "accredited investor" as defined in Rule 501(a) of Regulation D promulgated under the Securities Act, provided that any such subsidiary or other Affiliate agrees in writing to be bound by all of the terms, conditions and provisions contained herein, but no such assignment referred to in clause (b) shall relieve Purchaser of its obligations hereunder. Subject to the preceding sentence, this Agreement is binding upon, inures to the benefit of and is enforceable by the parties hereto and their respective successors and assigns.

         7.09 Headings. The headings used in this Agreement have been inserted for convenience of reference only and do not define or limit the provisions hereof.

         7.10 Governing Law. This Agreement shall be governed by and construed in accordance with the Laws of California applicable to a contract executed and performed in such State, without giving effect to the conflicts of laws principles thereof.

         7.11 Consent to Jurisdiction. Except as expressly provided herein, any controversy, dispute or claim arising out of or relating to this Agreement, or the breach hereof, shall be heard and resolved by a court of the State of California or the Federal courts of the United States of America located in the State of California, in each case in the city of San Diego (the "Chosen Courts"). The parties hereto irrevocably submit to the exclusive jurisdiction of the Chosen Courts in respect of the interpretation and enforcement of the provisions of this Agreement and of the documents referred to in this Agreement, and in respect of the transactions contemplated hereby, and hereby waive, and agree not to assert, as a defense in any action, suit or proceeding for the interpretation or enforcement hereof or of any such document, that it is not subject thereto or that such action, suit or proceeding may not be brought or is not maintainable in the Chosen Courts or that the venue thereof may not be appropriate or that this Agreement or any such document may not be enforced in or by such courts, and the parties hereto irrevocably agree that all claims with respect to such action or proceeding shall be heard and determined in the Chosen Courts. The parties hereto consent to and grant the Chosen Courts exclusive jurisdiction over the person of such parties and over the subject matter of such dispute and agree that mailing of process or other papers in connection with any such action or proceeding in such manner as may be permitted by law shall be valid and sufficient service thereon.

         7.12 Counterparts. This Agreement may be executed in any number of counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.

         IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized officer of each party hereto as of the date first above written.

                                           Mobile PET Systems, Inc.


                                           By:/s/ Paul J. Crowe
                                              ----------------------------------
                                                   Name:
                                                   Title:


                                           /s/ Ivan Bradbury
                                           --------------------------------
                                           Ivan Bradbury



                                           Integrated Healthcare Management S.A.


                                           By:/s/ Alan Gibson
                                              ----------------------------------
                                              Name:
                                              Title:











                [SIGNATURE PAGE TO SECURITIES PURCHASE AGREEMENT]

                                    EXHIBIT A

                   INSTRUCTIONS FOR PAYMENT OF PURCHASE PRICE
                   ------------------------------------------

PLEASE SUBMIT PAYMENT OF THE PURCHASE PRICE BY WIRE TRANSFER OF IMMEDIATELY AVAILABLE FUNDS AS FOLLOWS:


[Name and address of bank]





ABA Routing Number:
Account Number:
Account Title:
Reference:

                                    EXHIBIT B

                                  LEGAL OPINION
                                  -------------

         1. Each of the Company and its Subsidiaries is an organization duly organized, validly existing and in good standing under the laws of its jurisdiction of organization, and has all requisite power and authority to own, operate and lease its properties and to carry on its business as it is now being conducted. Each of the Company and its Subsidiaries is duly qualified as a foreign corporation to transact business and is in good standing under the laws of each jurisdiction in which the ownership, use or leasing of its Assets and Properties, or the conduct or nature of its business, makes such qualification necessary.

         2. The Company has full corporate power and authority to enter into the Securities Purchase Agreement, the Registration Rights Agreement and the Warrant Agreement and to consummate the transactions contemplated thereby. The execution, delivery and performance of the Stock Purchase Agreement, the Registration Rights Agreement and the Warrant Agreement and the consummation of the transactions contemplated thereby have been duly authorized by the Board of Directors of the Company. No stockholder approval or other corporate proceedings on the part of the Company are necessary to authorize the execution, delivery and performance of the Stock Purchase Agreement, the Registration Rights Agreement and the Warrant Agreement and the transactions contemplated thereby. The Stock Purchase Agreement, the Registration Rights Agreement and the Warrant Agreement have been duly and validly executed and delivered by the Company. The Stock Purchase Agreement, the Registration Rights Agreement and the Warrant Agreement constitute valid and binding obligations of the Company enforceable against the Company in accordance with their terms.

         3. The issuance of the Common Shares, the Warrants and the Warrant Shares have been duly authorized by all necessary corporate action on the part of the Company. The Common Shares and the Warrants, when issued, delivered and paid for in accordance with the Securities Purchase Agreement, and the Warrant Shares, when issued, delivered and paid for in accordance with the Warrant Agreement, will be duly and validly issued, fully paid and nonassessable shares of Common Stock or Warrants.

         4. The execution, delivery and performance by the Company of the Stock Purchase Agreement, the Registration Rights Agreement and the Warrant Agreement will not conflict with, violate or result in a breach of any provision of, or constitute a default under,(i) any provision of the certificate of incorporation or bylaws of the Company or any Subsidiary or (ii) (x) to my knowledge after due investigation, any mortgage, note, indenture, deed of trust, lease, loan agreement or other agreement or instrument filed as an exhibit to any Company SEC Report, or (y) any law, rule or regulation known to us, without any investigation on my part, to be applicable to the Company, the result of which could reasonably be expected to have a Material Adverse Effect.

         5. No approval, order or authorization of, or registration, declaration or filing with, any Delaware corporate, California or federal Governmental or Regulatory Authority is required in connection with the execution, delivery and, to my knowledge without any investigation, performance of the Stock Purchase Agreement, the Registration Rights Agreement and the Warrant Agreement by the Company and the consummation of the transactions by the Company thereunder, except (i) as have been obtained and are effective, (ii) for such post-closing filings as may be necessary to comply with state securities or "Blue-Sky" laws and (iii) as may be required under Federal or State securities laws to register the Shares pursuant to the Registration Rights Agreement.

         6. The issuance and sale of the Common Shares and Warrants pursuant to the Securities Purchase Agreement are exempt from the registration requirements of the Securities Act of 1933, as amended.

                                    EXHIBIT C

                          REGISTRATION RIGHTS AGREEMENT
                          -----------------------------

                                    EXHIBIT D

                                WARRANT AGREEMENT
                                -----------------

                                    EXHIBIT E

                      PREFERRED STOCK REPURCHASE AGREEMENT
                      ------------------------------------

                                    EXHIBIT F

  SHARE PURCHASE AGREEMENT FOR THE LONDON PET CENTRE LIMITED AND MOBILE P.E.T.
  ----------------------------------------------------------------------------
                                 LEASING LIMITED
                                 ---------------